Exhibit 99(a)

[LETTERHEAD OF UBS SECURITIES LLC]

The Special Committee of the Board of Trustees

RAIT Investment Trust

1818 Market Street, 28th Floor

Philadelphia, Pennsylvania 19103

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter as Appendix B to, and to the reference thereto under the captions “SUMMARY — RAIT’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness, From a Financial Point of View, to RAIT of the Exchange Ratio in the Merger” and “THE MERGER — Opinion of RAIT’s Special Committee’s Financial Advisor” in, the joint proxy statement-prospectus of RAIT Investment Trust (“RAIT”) and Taberna Realty Finance Trust (“Taberna”) relating to the proposed transaction involving RAIT and Taberna (the “Joint Proxy Statement-Prospectus”), which Joint Proxy Statement-Prospectus is a part of the Registration Statement on Form S-4 of RAIT. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/S/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York

July 31, 2006